Exhibit 10.19

DATED 23 February 2006

SITEL Europe Limited

- and -

ROBERT SCOTT MONCRIEFF ESQ

SERVICE AGREEMENT

TAYLOR WESSING
Carmelite
50 Victoria Embankment
Blackfriars
London EC4Y ODX

Tel No: 020-7300 7000
Fax No: 020-7300 7100

SMN/NRB

THIS AGREEMENT is made on 23 February 2006.

BETWEEN

(1)          SITEL Europe Limited, the registered office of which is at Merit House, Timothy’s Bridge Road, Stratford upon Avon, Warwickshire, CV37 9HY (the “Company”); and

(2)          Robert Scott Moncrieff of 211 Ice Wharf 17 New Wharf Road London N1 9RF (the “Executive”).

INTRODUCTION

The Company has agreed to employ the Executive and the Executive has agreed to be employed by the Company on the terms and conditions contained in this agreement.

AGREED TERMS

1.                          Definitions and Interpretations

1.1                     In this agreement and the recitals and schedules the following expressions shall have the meanings set out opposite them:

“Accounting Period” means 1 January to 31 December in each year.

“Board” means the board of directors of the Company from time to time or any committee of the Board duly appointed by it;

“Business Day” means any day other than a Saturday, Sunday or any other day which is a public holiday in the place or places at which the transaction in question is being effected or the notice in question is effected;

“Compensation Committee” means the Compensation Committee of the board of directors of SITEL Corporation;

“Effective Date” means the date of this agreement;

“Employment” means the employment established by this agreement;

“Group” means the Company and its Group Members;

“Group Member” means the Company, any holding company of the Company (as defined in s736 of the Companies Act 1985) and any subsidiary undertakings of the Company or such holding company and “Member of the Same Group” as any entity means any group undertaking as so defined of that entity;

“Holiday Year” means a period of 12 months from 1 January in each calendar year to 31 December in the following calendar year;

“Scheme” means the SITEL UK Group Pension Scheme; and

“Termination Date” means the date on which the Executive’s employment under this agreement terminates.

1.2                     In this agreement and the recitals and the schedules:

a)              reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

b)             reference to the singular includes a reference to the plural and vice versa;

c)              reference to any recital, clause, sub-clause or schedule is to a recital, clause, sub-clause or schedule (as the case may be) of or to this agreement;

d)             reference to any gender includes a reference to all other genders; and

e)              references to persons in this agreement include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include their respective legal personal representative(s).

2.                          Position and Terms

2.1                     This agreement shall be effective from “Effective Date” and subject as hereafter provided shall continue in force thereafter until terminated by not less than three months’ written notice given by either party to the other at any time.

2.2                     The Executive may be entitled to a termination payment on or after the Termination Date subject to the terms of Schedule 2 of this agreement.

2.3                     There is no employment with a previous employer which counts as part of the Executive’s continuous period of employment for the purposes of the Employment Rights Act 1996 which began on 14 April 1998.

2.4                     During the continuance of this agreement the Company shall employ the Executive as Executive Vice President and he will serve the Company in the manner hereinafter mentioned.

2.5                     The Company shall be entitled in its absolute discretion, instead of giving notice to terminate the Employment as herein provided, to terminate the Employment without notice and to pay the Executive an amount equal to the basic salary (calculated pursuant to sub-clauses 3.1 and 3.2) to which the Executive would otherwise be entitled hereunder if three months’ notice had been given.

2.6                     The Company shall be entitled in its absolute discretion (as an alternative to its entitlement pursuant to sub-clause 2.4), instead of giving three months’ notice to terminate the Employment as herein provided, to terminate the Employment on shorter notice and to pay the Executive an amount equal to the basic salary (calculated pursuant to Sub-clauses 3.1 and 3.2) to which the Executive would otherwise be entitled hereunder if three months’ notice had been given less a sum equivalent to such basic salary paid during any period of shorter notice (whether or not the Executive has been sent on garden leave during such notice period pursuant to clause 10).

2.7                     If any payments are made to the Executive pursuant to Schedule 2 of this agreement, they shall be deemed to include, and shall not be in addition to, the payments referred to in clauses 3.3 and 3.4 of this agreement and any salary and benefits paid to the Executive during any period of garden leave pursuant to clause 11 or any notice period given pursuant to clauses 2.1, 2.5 or 2.6 of this agreement.

3.                          Remuneration

3.1                     By way of remuneration for his services under this agreement the Company shall pay to the Executive a salary at the rate of one hundred and forty thousand pounds 140,000 GBP per annum (which shall be deemed to accrue from day to day) payable in arrears by equal monthly instalments on the last Business Day of each month, such salary being inclusive of any fees to which the Executive may be entitled as a director of the Company or any subsidiary.

3.2                     On or about 1 January 2007 and on each anniversary of such date during the continuance of this agreement, the said salary payable under sub-clause 3.1 shall be reviewed and the rate of such salary payable after the date of such review shall be no less than that payable immediately before.

3.3                     The Executive shall in addition to the basic salary payable under sub-clause 3.1 from time to time be entitled to:

a)              a cost of living allowance of 11,000 GBP per annum (which shall be deemed to accrue from day to day) payable in arrears by equal monthly instalments on the last Business Day of each month and subject to the deduction of tax at source; and

b)             to participate in any Management Incentive Plan or other annual bonus plan for senior executives approved by the Board at its absolute discretion with the approval of the Compensation Committee.

3.4                     In the event of any variation in the remuneration payable to the Executive hereunder being made by agreement between the parties hereto, such variation shall not constitute a new agreement but subject to any express agreement to the contrary the Employment shall continue subject in all respects to the terms and conditions of this agreement with such variations as aforesaid.

3.5                     Upon termination for whatever reason of the Employment, the Company shall be entitled to deduct from any sum then payable to the Executive by reason of the Employment or its termination the value of any claim the Company or any Group Member may bona fide have against the Executive whether in respect of any period before such termination or not, any monies which may at that time be owed by the Executive to the Company or a Group Member, including but not limited to:

a)              overpayment of wages;

b)             overpayment of expenses incurred by the Executive in carrying out his duties;

c)              loans or advances on wages which the Company may from time to time make to the  Executive; and

d)             a sum representing holiday taken in excess of entitlement at the date of the termination of the Employment.

By signing this agreement the Executive agrees to such deductions.

3.5                     The Executive shall not be entitled, save as set out in the rules of any option scheme or plan, upon termination of his employment hereunder, to receive any compensation in respect of any option or other right to acquire (whether by way of subscription or by way of transfer) shares in the Company and which, but for such termination, he would or might have been or become entitled to be granted or to exercise and shall not claim any such compensation from the Company.

4.                          Pensions and benefits

4.1                     Subject to any eligibility requirements of the Scheme the Executive is entitled to become a member of the Scheme and subject to its rules from time to time in force. A copy of the Scheme Rules may be obtained from the Company’s Finance Department.

4.2                     A contracting out certificate is not in force in relation to the Employment.

4.3                     The Executive shall also receive the following benefits:

a)              the Executive and his spouse and dependents up to the earlier of age 18 or whilst in full-time education, if any, shall be entitled to be a member of the Company’s medical expenses scheme or such other medical expenses scheme as the Company may make available from time to time provided the Executive, his spouse and dependent children, if any, meet the normal underwriting requirements of that scheme and is or are accepted at the normal rates of premium;

b)             the Executive shall be entitled to the benefit of life insurance cover of a sum insured equal to four times the Executive’s annual basic salary payable subject to any limits placed on such cover from time to time by HM Revenue & Customs provided the Executive meets the normal underwriting requirements of the scheme and is accepted at normal rates of premium; and

c)              the Executive shall be entitled to be a member of the Company’s permanent health insurance scheme or of such other permanent health insurance scheme as the Company may make available from time to time provided the Executive meets the normal underwriting requirements of the scheme and is accepted at the normal rates of premium.

Details of these benefits may be obtained from the Company’s Finance Department.

4.4                     The Company will ensure that the Executive is covered under a directors and officers liability insurance policy or policies during the Employment and while potential liability exists after the termination of the Employment for any reason, in the same amount and to the same extent during the Employment as the Company covers its other directors and officers and, after the termination of the Employment for any reason in the same amount and to the same extent as the Company covers any other former officers and former directors.

5.                          Holidays and Holiday Pay

5.1                     In addition to the normal bank and English public holidays and subject to sub-clause 6.2 the Executive shall be entitled to 25 Business Days paid holiday during each

Holiday Year and pro rata for any shorter period. The Executive shall not be entitled to take holiday incorporating more than 10 Business Days at any one time and all holiday shall be taken at such time or times as may be agreed with the Board.

5.2                     The Executive may not without the consent of the Board carry forward any unused part of his holiday entitlement to a subsequent Holiday Year. If in any Holiday Year the Executive does not, at the request of the Company, take his full holiday entitlement, the Company shall at the Board’s discretion either pay the Executive additional salary in lieu of such unused holiday entitlement or agree to the Executive carrying forward such unused holiday entitlement to the next Holiday Year.

5.3                     On termination of the Employment the Executive shall be entitled to receive a payment representing holiday accrued and as yet untaken on a pro rata basis for the number of completed calendar months he has worked during the current holiday year. If the Executive has taken holiday in excess of his accrued entitlement he will be required to refund to the Company a sum representing such unearned holiday. Such sum shall be calculated at a rate of 1 / 365th of annual basic salary payable to the Executive pursuant to clause 3.1 from time to time per day of unearned holiday taken.

6.                          Sickness/Incapacity

6.1                     If the Executive shall be prevented by illness accident or other incapacity from properly performing his duties under this agreement he shall report this fact promptly to the Board and if the Executive is so prevented for three or more working days he shall provide an appropriate statement and doctor’s certificate or a completed self certification form in the manner required by the Company.

If the Executive shall be absent from his duties under this agreement due to illness accident or other incapacity duly certified in accordance with the provisions of sub-clause 6.1, he shall be paid his full remuneration for the first six months (whether or not such days are normal working days) of such absence during any period or periods totalling 365 days (whether or not such days are normal working days). Thereafter any payment shall be subject to and in accordance with, the terms of the Company’s permanent health insurance scheme and the cost of living allowance and bonus payments referred to at sub-clause 3.3 shall not be payable.

6.2                     If the Executive shall be so incapacitated for a period or periods of six months in the aggregate in any period of twelve months or the Board has reason to believe that the Executive may be unable properly to perform his duties for a continuous period of six months or more then the Company shall be entitled to terminate this agreement by giving the Executive no fewer than six months’ notice in writing less the aggregate of any periods during which he has been paid salary under sub-clause 6.1 during the twelve months prior to the giving of such notice notwithstanding that the Executive is entitled to benefit under the terms of the Company’s permanent health insurance scheme. The length of the said notice shall in any event be the minimum permitted by statute dependent upon the length of the Executive’s service with the Group.

6.3                     Statutory Sick Pay (“SSP”) will be paid by the Company in accordance with the legislation in force at the time of absence. Any payment of remuneration under subclause 6.1 for a day of absence will discharge the Company’s obligation to pay SSP for that day.

6.4                     The Executive will provide such co-operation as the Company may reasonably request in order to enable the Company to recover for itself any statutory sick pay entitlement from the relevant Government authority.

6.5                     If the Executive shall (in respect of such illness accident or other incapacity) become entitled to a state benefit instead of SSP, such benefit must be claimed by the Executive personally and the Executive shall inform the Company’s Finance Department in writing of the sum to which he is entitled. The amount of such state benefit (up to a maximum of the amount paid or payable to the Executive by virtue of sub-clause 6.1 of this agreement) shall be paid to the Company by the Executive forthwith upon his receipt of such state benefit.

6.6                     For the purposes of the government SSP scheme the Executive’s “qualifying days” are Monday to Friday inclusive.

6.7                     The Company may require the Executive during any period of illness or incapacity to undergo a medical examination by a doctor nominated by the Company which doctor shall be free to report the results of any such examination to the Company or to the Executive’s personal doctor.

7.                          Duties

7.1                     During the continuance of this agreement the Executive shall faithfully and diligently perform such duties for and hold such offices (whether relating to the Company or to any Group Member) and exercise such powers as the Board and/or the Chief Executive Officer of SITEL Corporation may from time to time reasonably direct.

7.2                     The Executive’s place of employment shall be at the offices of the Company, SITEL House, 1 Canbury Park Road, Kingston-upon-Thames, KT2  6LZ UK or at such other place within the United Kingdom, Europe, the United States of America and such other countries as the Board and/or the Chief Executive Officer may from time to time reasonably require. In the event that the Company requires the Executive’s place of employment to change it shall give the Executive reasonable notice of such change. In addition, the Executive shall travel to such parts of the world as the Board may direct or authorise. If the Board requires the Executive to change his residence elsewhere than within a thirty mile radius of London the Company will reimburse such removal and other incidental expenses as the Board considers fair and reasonable in the circumstances. If the Board requires the Executive to work outside the United Kingdom for a period of more than one month the Company will provide the Executive with written details of any terms and conditions which may apply to that work and his return to the United Kingdom.

7.3                     The Executive is required to render services under this Agreement, and shall (subject to such directions and restrictions as the Board may from time to time give or impose) exercise and perform such powers and duties as the Board shall from time to time determine subject to any directions and restrictions from time to time given and imposed by the Board.

7.4                     The Executive shall:

a)                          report to the Board and the Chief Executive Officer of SITEL Corporation as and when required or to such other person as the Board may direct;

b)                         when requested to do so fully and promptly give the Board and the Chief Executive Officer of SITEL Corporation such explanations, information and assistance as it may require relating to the transactions and affairs of the Company or any Group Member; and

c)                          well and faithfully serve the Company and any Group Member if directed to do so by the Board and use his best endeavours to promote and protect the interests of the Company and any Group Member.

8.                          Performance of Duties

8.1                     During his employment under this Agreement the Executive shall (unless prevented by ill health and except during such holidays as he shall be entitled to take as provided below) devote his whole time, attention and abilities during business hours and at such other hours as may reasonably be necessary in the interests of the Company to the performance of his duties under this Agreement and shall use his best endeavours to promote and protect the interest and welfare of the Company and any Group Member for which he performs duties and shall not without the previous consent in writing of the Board be a director of or engage in the business of any company, firm or business which is not a Member of the Same Group as or owned by a Group Member. Exception is made for Response Direct Publishing Limited, providing the activities do not constitute a conflict of interest with the activities of the Company or its Group Members.

8.2                     The Executive shall work such hours as the Board shall reasonably direct which shall be a minimum of 37 1/2 hours per working week (Monday to Friday inclusive) and such other hours as may be necessary for the performance of his duties under this Agreement. The Executive shall not be entitled to be paid overtime. There are no normal hours of employment.

8.3                     The Executive shall not when carrying out and performing his duties under this agreement assuming, create or incur any liability or obligation on behalf of the Company or any Group Member or commit the Company or any Group Member to expend in any way whatsoever (including a contingent commitment) any sum of money to any third party nor enter into any contract with any third party except in accordance with the authority matrix approved from time to time by SITEL Corporation and except as authorized from time to time by the Board.

9.                          Working Time

The Executive acknowledges that he holds a senior executive position with certain autonomous decision taking powers and therefore is not subject to regulation 4(1) of the Working Time Regulations 1998 but without prejudice to that the Executive accepts that by signing this agreement he has agreed that, insofar as it would apply to the Employment, regulation 4(1) of the Working Time Regulations 1998 shall not apply unless the Executive withdraws such agreement by giving to the Company not less than three months prior notice in writing.

10.                   Garden Leave

If written notice is given by the Executive or the Company to terminate the Employment the Company may notwithstanding any other terms of this agreement:

a)              require the Executive to continue to perform such duties as the Board may direct so long as those duties are not demeaning;

b)             require the Executive to perform no duties; or

c)              exclude the Executive from any premises of the Company or of any Group Member for which the Executive performs duties and in each case the Company will continue to pay the Executive salary and provide all the other benefits arising under this agreement during the period of notice.

11.                   Expenses

The Company shall reimburse to the Executive all reasonable travelling and other expenses properly incurred by him in the performance of his duties under this agreement and in accordance with any policies in this regard determined by the Company from time to time (other than expenses incurred in travelling to and from the Company’s offices) such reimbursement to be made as soon as reasonably practicable provided that on request the Executive shall provide the Company with such vouchers or other evidence of actual payment of such expenses as the Company may reasonably require.

12.                   Confidential Information and Trade Secrets

12.1               The Executive acknowledges that in the ordinary course of his employment under this agreement he will be exposed to information about the business of the Company or any Group Member and that of their suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any  Group Member or to the general public and which if disclosed will be liable to cause significant harm to the Company or any Group Member.

12.2               The Executive shall keep secret and shall not at any time either during his employment under this agreement, or after its termination, for whatever reason, use communicate or reveal to any person for the Executive’s own or another’s benefit, any secret or confidential information concerning the business, finances or organisation of the Company or any Group Member, its suppliers or customers which shall have come to his knowledge during the course of the Executive’s employment under this agreement. The Executive shall also use his best endeavours to prevent the publication or disclosure of any such information.

12.3               For the purposes of this clause and by way of illustration and not limitation information will prima facie be secret and confidential if it is not in the public domain and relates to:

a)              research and developments;

b)             customers and details of their particular requirements;

c)              castings, profit margins, discounts, rebates and other financial information;

d)             marketing strategies and tactics;

e)              current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters;

f)                the development of new products;

g)             production or design secrets; or

h)             technical, design or specifications of the products of the Company or any Group Member.

12.4               The restrictions contained in this clause shall not apply to:

a)              any disclosure or case authorized by the Company or required in the ordinary and proper course of the Executive’s employment under this agreement or as required by the order of a court or tribunal of competent jurisdiction or an appropriate regulatory authority; or

b)             any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Executive’s employment by the Company or is in the public domain otherwise than as a result of a breach of this clause.

13.                   Intellectual Property Rights

13.1               For the purposes of this clause, the following terms shall have the following meanings:

“Intellectual Property” means patents, rights in designs, trade marks and service marks (whether registered or unregistered) including any applications for any of the foregoing, inventions, discoveries, improvements, copyright, goodwill, database rights, rights in confidential information and know-how and all other intellectual or industrial property rights in any part of the world, including the right to sue for past infringements; and

“Originated” means originated, composed, written, invented, created, generated, discovered, designed, developed, or manufactured whether solely or with others.

13.2               The Executive shall promptly disclose to the Company full details of all Intellectual Property Originated by the Executive at any time during the Employment (whether or not Originated during normal working hours and whether before or after the date of this agreement) that relates to, or is capable of being relevant to, the Company’s or any of its Group Members’ present or future business.  Subject to the provisions of the Patents Act 1977, all such Intellectual Property shall vest in the Company absolutely to the fullest extent permitted by law.

13.3               To the fullest extent permitted by law the Executive waives (in favour of the Company and all persons acquiring rights in anything Originated by the Executive through the Company by assignment, licence or otherwise) irrevocably and unconditionally any moral rights in any part of the world (including any rights conferred by section 77-85 of the Copyright Designs and Patents Act 1988) that the Executive has or may have in any of the Intellectual Property belonging to the Company pursuant to clause 13.2.

13.4               The Executive agrees, at the Company’s expense as to out-of-pocket expenses, to execute all documents and do all acts and things as may be required by the Company to:

a)              vest (where the Company is not the first owner), or to confirm the vesting of, all right, title and interest in and relating to the Intellectual Property in the Company or its nominees in accordance with clause 13.2;

b)             obtain or to maintain legal protection of that Intellectual Property in the Company’s name.

13.5               Pending the completion of vesting (or confirmation of vesting) of Intellectual Property in the Company (or its nominee) as described above, the Executive shall hold all such Intellectual Property on trust for the Company.

13.6               The provisions of this clause 13 will continue in force after the termination of this agreement in respect of all Intellectual Property Originated by the Executive during the period of Employment with the Company

14.                   Outside Interests

During the Employment the Executive shall not (without the prior written consent of the Board and the Chief Executive Officer of SITEL Corporation):

a)              directly or indirectly be engaged, concerned or interested in any capacity in any business, trade or occupation other than that of the Company or any Group Member except as a holder of not more than 1 per cent of issued shares or, securities in any companies which are listed or dealt in on any recognised stock exchange or market. For this purpose “occupation” shall include any public, private or charitable work which the Board considers may hinder or interfere with the performance of the Executive’s duties; or

b)             introduce to any other person, firm or company other than any Group Member or transact for the account of himself or any other person, firm or company other than any Group Member business of any kind with which the Company is able to deal.

15.                   Termination of Directorship

If during his employment under this agreement the Executive shall cease (otherwise than by reason of death or resignation or by virtue of a resolution being passed at a general meeting of the Company) to be a director of the Company his employment under this agreement shall nevertheless continue.

16.                 Termination on the happening of certain events

The Company (without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this agreement) may by notice in writing to the Executive forthwith determine this agreement if:

a)              the Executive shall become bankrupt or make any composition or enter into any deed of arrangement with his creditors;

b)             the Executive shall become a patient as defined in the Mental Health Act 1983;

c)              the Executive shall become prohibited by law from being a director or taking part in the management of the Company;

d)             the Board has reason to believe that the Executive is guilty of any serious misconduct, any conduct tending to bring the Company or himself into disrepute (whether committed while carrying out the Company’s business or otherwise and whether or not committed during working hours), serious or persistent neglect of his duties under this agreement’ or of any material breach or non-observance of any of the conditions of this agreement or of any wilful or persistent breach of breaches of this agreement or neglect, failure or refusal to carry out duties properly assigned to him under this agreement; or

e)              without prejudice to the generality of the terms of this clause 16, the Executive shall willingly abuse or misuse the computer system of the Company or any Group Member or any password relating to such computer system or shall gain access to any file or load any information or program contrary to the interests or procedures of the Company or any Group Member.

17.                   Suspension

If the Board has reason to suspect that anyone or more of the events set out in sub-clauses 16(a) to 16(e) (inclusive) have or has incurred (or if the circumstances in sub-clause 6.3 appear to exist) the Board may suspend the Executive on such terms as to payments of salary and other benefits or otherwise as the Board may think fit pending further investigations provided that in the event of any such suspension being made the Executive shall have the right to terminate his employment forthwith by notice in writing to the Company but without any claim for compensation.

18.                   Executive’s obligations on termination of employment

Upon the termination of Employment for whatever reason the Executive shall:

a)              forthwith tender his resignation as a director of the Company and any Group Member without compensation and should the Executive fail so to do the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to such documents;

b)             deliver up to the Company all correspondence drawings documents and other papers and other property belonging to the Company or any Group Member which may be in the Executive’s possession or under his control (including such as may have been made or prepared by or have come into the possession or under the control of the Executive and relating in any way to the business or affairs of the Company or any Group Member or of any supplier agent or client of the Company or any Group Member) and the Executive shall not without the written consent of the Board retain any copies (in any form) thereof;

c)              if so requested send to the secretary of the Company a signed statement confirming that he has complied with sub-clause 18(b);

d)             irretrievably delete any information relating to the business of the Company or any Group Member stored on any magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence thereof as the Company may require; and

e)              transfer to the Company or as it may direct all shares held by him in the Company and any Group Member as nominee or trustee for the Company and deliver to the Company the certificates for such shares and the Executive hereby irrevocably appoints the Company as his attorney to execute any such transfers on his behalf.

19.                   Effect of termination of this agreement

The expiration or determination of this agreement howsoever arising shall not operate to affect such of the provisions of this agreement as are expressed to operate or have effect after such expiration or determination and shall be without prejudice to any other accrued  rights or remedies of the parties.

20.                   Restrictive Covenants

In consideration of this agreement and the terms set out in Schedule 2 of this agreement, the Executive hereby undertakes to be bound by the restrictive covenants contained in Schedule 1.

21.                   Reasonableness of Restrictions

21.1               The Executive further undertakes with the Company that he will observe any substitute restrictions (in place of those referred to in clauses 12, 13 and 20 and in Schedule 1) as the Company may from time to time specify in writing which are in all respects less restrictive in extent.

21.2               If there is any breach or violation of any of the terms of clauses 12 and 20 or Schedule 1, the Executive and the Company agree that damages alone might not compensate for such breach or violation and that in those circumstances injunctive relief would be reasonable and essential to safeguard the interests of the Company and that an injunction in addition to any other remedy may accordingly be obtained by the Company. No waiver of any such breach or violation shall be implied by the fact that the Company for the time being and for whatever reason takes no action in respect of such breach or violation.

21.3               The Executive fully understands the meaning and effect of the covenants given by him in this agreement and confirms that on taking separate and independent legal advice on the terms of this agreement he acknowledges and accepts that such clauses are fair and reasonable in all the circumstances at the time the agreement was made.

22.                   Grievance and disciplinary procedure

22.1               The Executive should refer to the Board any grievance about employment hereunder and the reference will be dealt with by the Board (excluding Executive) within seven days after the grievance is so referred. If the Executive is dissatisfied with the decision of the Board he may within seven days after he has been informed of the Board’s decision by notice in writing require the secretary to refer the grievance to the Executive Committee of SITEL Corporation (excluding Executive) and in such case the reference will be dealt with by discussion and a majority decision of those present at the relevant meeting at which the grievance is discussed within 15 days after the giving of the notice reasonable in all the circumstances at the time the agreement was made.

22.2               All disciplinary decisions in relation to the Executive shall be made in accordance with the Company’s disciplinary procedure as set out in its employee handbook and as amended from time to time.

22.3               The grievance and disciplinary procedures are non-contractual and may be commenced at any stage of the procedure.

23.                   Prior Agreements

Unless otherwise stated the parties to this agreement agree that this agreement constitutes the whole of the agreement and arrangement and supersedes with effect from the date of this agreement all previous agreements and arrangements relating to the engagement or employment of the Executive by the Company or by any other Group Member.

24.                   Notices

24.1               Any notice or other written communication given under or in connection with this agreement may be delivered personally or sent by first class post (airmail if  overseas) or, by telex or facsimile.

24.2               The address for service of any party shall (in the case of a company) be its registered office marked for the attention of the managing director and (in the case of an individual) shall be his address stated in this agreement or, if any other address for service has previously been notified to the server, to the address so notified.

24.3               Any such notice or other written communication shall be deemed to have been served:

a)              if delivered personally, at the time of delivery;

b)             if posted, at the expiry of two Business days or in the case of airmail four Business days after it was posted.

24.4               In proving such service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and posted or in the case of a telex that the intended recipient’s answerback code is shown on the copy retained by the sender at the beginning and end of the message or in the case of a facsimile message that an activity or other report from the sender’s facsimile machine can be produced in respect of the notice or other written communication showing the recipient’s facsimile number and the number of pages transmitted.

25.                   Miscellaneous

25.1               No term or provision of this agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party, except that hereafter the parties may amend this agreement only by letter or written instrument signed by all of the parties.

25.2               The headings to the clauses and any underlining in this agreement are for ease of reference only and shall not form any part of this agreement for the purposes of construction.

25.3               This agreement sets out the entire agreement and understanding between the parties in connection with the Employment.

25.4               This agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

25.5               If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

26.                   Law and Jurisdiction

Save for Schedule 2 of this agreement, which shall be governed by the law of the state of Nebraska, USA, this agreement shall be governed by and construed in accordance with English law and each party to this agreement submits to the non-exclusive jurisdiction of the English courts.

SCHEDULE 1

Sales and Marketing Staff

Definitions

1.                                       For the purposes of this Schedule the following words have the following meanings:

“Customer” means any person firm or company who at the Termination Date was a customer or client of the Group in connection with the Restricted Business provided that during the twelve month period immediately prior to the Termination Date the Executive has dealt on behalf of the Company with that customer or client or the Executive has been responsible during such period for the account of or for managing the business, relationship with that customer;

“Designated Area” means the UK and such other European countries in which the Company has operations.

“Prospective Customer” means any person firm or company who or which by the Termination Date has given to the Company a written indication of his her or its intention to become a customer or client of the Company in connection with the Restricted Business and who became a customer or client within six months following the Termination Date provided that during the twelve month period immediately prior to the Termination Date the Executive has dealt or sought to deal on behalf of the Company with that person, firm or company or the Executive has been responsible during such period for managing the business relationship with that person firm or company;

“Restricted Business” means the provision of call centre operations services, call center operation consultancy and ancillary services, including telephony and internet services but limited to services of a kind with which the Executive was concerned or involved in the course of his employment during the twelve month period immediately prior to the Executive ceasing to be employed or for which the Executive has been responsible during such period;

“Restricted Person” means any person who has at any time in the period of six months prior to the Termination Date been employed by the Company and worked at a  job level 15 or above in the Restricted Business and who was known to or worked with the Executive during that period;

Restrictive Covenants

2.                                       The Executive shall not without the prior consent in writing of the Board in competition with the Company either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly

a)              for a period of twelve months after the Termination Date canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out any Customer for orders or instructions in respect of any services provided or supplied by the Company in connection with the Restricted Business;

b)             for a period of twelve months after the Termination Date canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out any Prospective Customer for orders or instructions in respect of any

2

services provided or supplied by the Company in connection with the Restricted Business

c)              for a period of six months after the Termination Date accept instructions from or undertake work for any Customer in connection with the Restricted Business or engage in the Restricted Business with any Customer.

d)             for a period of six months after the Termination Date accept instructions from or undertake work for any Prospective Customer in connection with the Restricted Business or engage in the Restricted Business with any Prospective Customer.

e)              for a period of six months after the Termination Date solicit, endeavour to entice away, induce to break their contract of employment or offer employment to any Restricted Person or encourage a Restricted Person to resign.

3.                                     The Executive shall not without the prior consent in writing of the Board in competition with the Company for the period of six months after the Termination Date whether directly or indirectly:

a)              take up or hold any office in or with any business which is engaged or is intended to be engaged in the Restricted Business within the Designated Area;

b)             take up or hold any post or position which enables or permits the Executive to exercise whether personally or by an agent and whether on his own account or in association with or for the benefit of any other person either a controlling , influence over any business which is engaged or is intended to be engaged in the Restricted Business within the Designated Area; or

c)              take up or hold any employment or consultancy with any person which is engaged or is intended to be engaged in the Restricted Business within the Designated Area,

which would have the necessary or probable result of the Executive being engaged within the Designated Area in business activities which are the same or substantially similar to the Restricted Business.

Limitation of scope of covenants

4.                                       Nothing in this schedule shall prevent the Executive from being engaged in or by, or participating in, any business or entity to the extent that any of the Executive’s activities for such business or entity shall relate solely to:

a)              geographical locations in which the business or entity does not compete or seek to compete with the Company in the Restricted Business;

b)             matters of a type with which the Executive was not materially concerned in the 12                        months immediately preceding the Termination Date;

Application of Covenants to Group Members

5.                                       The provisions of sub-clauses 1 to 4 inclusive of this Schedule shall apply equally where, during the period of twelve (12) months prior to the Termination Date, the Executive was engaged in or responsible for the business of any Group Member (each of which Group Member is hereinafter called “Relevant Company”).

3

6.                                       The Executive hereby covenants with the Company (which for the purposes of this paragraph shall act as trustee for each Relevant Company) in relation to each of the sub-clauses 1 to 4 inclusive of this Schedule as if every reference therein to the Company was a reference to the Relevant Company and the definitions of “Customer”, “Prospective Customer”, “Designated Area”, “Restricted Business”, and “Restricted Person” in paragraph 1 of this Schedule apply with the substitution of “the Relevant Company” for the Company.

Severability

5.                                     Each of the restrictions contained in paragraphs 2(a) to 3 (c) inclusive of this Schedule is separate and severable from the others.

4

SCHEDULE 2

This Schedule 2 of the Service Agreement (as defined below) between the Executive and the Company governs the circumstances under and the extent to which the Executive shall be entitled to a severance payment in the event of the termination of the Employment in addition to any payments that may be due to him pursuant to the Service Agreement or any mandatory provisions of English law that may apply to the Executive. Any payment made pursuant to this schedule shall be subject to the signature by the Executive of a Compromise Agreement (as defined below) that is satisfactory to SITEL Corporation.

The definitions set out in the Service Agreement shall apply to the Schedule.

1.                          Definitions

For the purposes of this Schedule, the following words shall have the following meanings:

1.1                     “Base Salary” shall mean the salary payable to the Executive pursuant to clause 3.1 of the Service Agreement;

1.2                     “Board of Directors” shall mean the board of directors of SITEL Corporation;

1.3                     “Change of Control” shall mean only

(a)                                  a tender offer made and consummated for the ownership of more than 50% of the outstanding voting securities of SITEL Corporation; or

(b)                                 merger or consolidation of SITEL Corporation with another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting corporation shall represent or result from the former outstanding voting securities of SITEL Corporation, as the same shall have existed immediately prior to such merger or consolidation; or

(c)                                  sale by SITEL Corporation of all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate; or

(d)                                 where there is any contested election for the Board of Directors, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a “Transaction”), and as a result of or in connection with the Transaction the persons who were Directors of SITEL Corporation before the Transaction shall cease to constitute a majority of the Board of Directors, or any successor thereto; or

(e)                                  acquisition by a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934 (“Exchange Act”), other than any employee benefit plan then maintained by SITEL Corporation, of more than 50% of the outstanding voting securities of SITEL Corporation (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act;

1.4                     “Compromise Agreement” shall mean a release agreement that is satisfactory to SITEL Corporation which shall be similar in all material respects to the sample

5

agreement appended to this schedule (which may be amended by the Company to take into account any statutory changes and the circumstances surrounding the termination of the Employment) upon which the Executive shall have received advice from a relevant independent adviser within the meaning of section 203(3A) of the Employment Rights Act 1996 (an English law statute) and which complies with the conditions regulating compromise agreements set out in that Act and any other legislation referred to in such compromise agreement;

1.5                     “Disability” shall mean an illness or injury which results in Executive being absent from work pursuant to clause 7 of the Service Agreement;

1.6                     “For Cause” shall mean only

(a)                                  Executive’s confession, plea of nolo contendere, or conviction of theft, fraud, embezzlement, or any crime involving dishonesty; or

(b)                                 bad faith or unlawful conduct on the part of the Executive which is or can reasonably be expected to be demonstrably detrimental to the business, reputation or financial condition of SITEL Corporation; or

(c)                                  Executive’s wilful misconduct or gross negligence in performing or failing to perform his duties and responsibilities as set out in the Service Agreement (other than because of Disability) and Executive’s failure to cure such wilful misconduct or gross negligence within 30 days after Executive’s receipt of a written notice from the Chief Executive Officer or the Board of Directors of SITEL Corporation setting forth in reasonable detail the particulars thereof; or

(d)                                 (without prejudice to the Company’s rights to summarily dismiss Executive pursuant to clause 17 of the Service Agreement), the failure by Executive to comply in any material respect with Company policies or a lawful directive of the Chief Executive Officer or the Board of Directors of SITEL Corporation (other than for the duration of any Disability) which non-compliance is or can reasonably be expected to be demonstrably detrimental to the business, reputation or financial condition of the Company, and Executive’s failure to cure such non-compliance within 30 days after Executive’s receipt of a written notice from the Chief Executive Officer or the Board of Directors of SITEL Corporation setting forth in reasonable detail the particulars of such non-compliance.

1.7                     “Good Reason” shall mean termination of the employment by the Executive  for any of the following reasons;

(a)                                  Executive’s base salary is decreased below the Base Salary; or

(b)                                 Executive’s benefits are materially decreased from those in effect as of the date of the Service Agreement (other than pursuant to a general reduction or modification of such benefits generally applicable to Company’s senior managers); or

(c)                                  Executive’s title, authority, role or level of responsibilities as a senior executive are materially reduced or diminished from those established in the Service Agreement (or, for purposes of a termination for Good Reason within two years of a Change of Control pursuant to Section 6 of this schedule, Executive’s title, authority, role or level of responsibilities as a senior executive are materially reduced or diminished from those in effect immediately prior to the Change of

6

Control including without limitation a change in reporting such that Executive is required to report to someone other than the Board of Directors or SITEL Corporation being acquired directly or indirectly by another entity in a manner that SITEL Corporation is no longer a “reporting company” under the Securities Exchange Act of 1934 based on its common stock being publicly traded) without Executive’s written consent; or

(d)                                 a material adverse change in Executive’s working conditions as a whole such that a reasonable person would concur with Executive’s opinion that such working conditions as a whole have become intolerable, and the Company’s failure to remedy such working conditions within 30 days after the Chief Executive Officer or the Board of Directors of the Company’s receipt of a written notice from the Executive setting forth in reasonable detail the particulars which make such working conditions intolerable provided such termination has not been preceded or accompanied by a termination by With Cause or a Voluntary Resignation and provided also that any alleged material adverse change or reduction in title, authority, role or level of responsibility has been imposed by the Company or Group Member in fundamental breach of the Service Agreement (except for this Schedule 2) or any rights applicable to employees or workers that the Executive benefits from pursuant to English law;

1.8                     “Notice Period” shall mean any notice period given by the Company set out in clause 2.1 of the Service Agreement or such notice as the Company may choose to give pursuant to clauses 2.5 and 2.6 of the Service Agreement;

1.9                     “Target Bonus” shall mean the percentage of the bonus opportunity designated by such bonus plan as Executive may be subject to from time to time as the target amount, and if no such percentage has been so specifically designated as the target amount then an amount equal to 100% of Base Salary;

1.10               “Service Agreement” shall mean the service agreement between the Executive and the Company to which this Schedule is appended;

1.11               “Voluntary Resignation” shall mean the Executive’s voluntarily resignation from Company’s employ at any time upon provision of the notice by the Executive as specified in clause 2.1 of the Service Agreement save that resignation for Good Reason shall not be a Voluntary Resignation for the purposes of this schedule;

1.12               “Without Cause” shall mean the termination by the Company of the Executive’s employment under this Agreement without cause, which for purposes of this Schedule shall include any reason other than a

(a)                                  For Cause reason as defined in paragraph 1.4 of this Schedule; or

(b)                                 because of illness or injury upon the Company giving no less notice than the Notice Period.

2.                          Consequences of termination For Cause

Termination shall occur a maximum of 30 days after “For Cause” reason is established.  If Executive’s employment is terminated “For Cause”, Executive shall be entitled to receive the Base Salary up to the Termination Date and any benefits to which Executive is entitled pursuant to the Service Agreement up to the Termination Date, in addition to any notice

7

monies Executive may be due pursuant to the Service Agreement in respect of any Notice Period (without prejudice to the Company’s rights to summarily terminate the Employment and any payment in lieu of accrued but untaken holiday pursuant to the Service Agreement) but Executive shall not be entitled to any bonus for a completed calendar year which has not yet been paid (and for which the payment date established by the bonus plan has not yet arrived).

3.                          Consequences of termination by Voluntary Resignation

If the Executive’s employment terminates by reason of Executive’s Voluntary Resignation, Executive shall be entitled to receive the Base Salary up to the Termination Date and any benefits to which Executive is entitled pursuant to the Service Agreement up to the Termination Date in addition to any notice monies and pay in lieu of accrued but untaken holiday Executive may be due pursuant to the Service Agreement, but shall not be entitled to any bonus for a completed calendar year which has not yet been paid (and for which the payment date established by the bonus plan has not yet arrived).

4.                          Consequences of termination Without Cause

4.1                     If the Company terminates Executive’s employment “Without Cause” pursuant to this Schedule, then following such termination Executive shall be entitled to receive;

(a)                                  the Base Salary up to the Termination Date; any bonus earned by Executive pursuant to clause 3.3 of the Service Agreement and any applicable bonus scheme for a calendar year already completed but not yet paid; and any benefits to which Executive is entitled pursuant to the Service Agreement up to the Termination Date; and any notice monies the Executive may be due pursuant to the Service Agreement and

(b)                                 subject to signature by the Executive of a Compromise Agreement within 10 days after the Termination Date or within 10 days following receipt by SITEL Corporation of a Compromise Agreement signed by the Executive and his legal advisor, a lump sum payment equal to the aggregate of

(i)                                     one (1) times the annual Base Salary provided for in Section 6 (less the value of any notice monies paid or due to Executive pursuant to the Service Agreement); and

(ii)                                  one (1) times the target bonus for the calendar year in which the effective date of termination occurs; and

(c)                                  continuation of long-term disability and life insurance benefits at SITEL Corporation’s expense for a period of twelve (12) consecutive months after the Termination Date provided that the long-term disability benefit plan and the life insurance benefit plan, as the case may be, permit Executive’s continued participation; provided that, if either such plan does not permit Executive’s continued participation after the Termination Date and under such plan Executive has a right to convert such benefit to an individual insurance contract or such plan provides a portability option to continue coverage as a former employee, then, if Executive timely elects such conversion or portability option subject to the terms of such plan, Company shall reimburse Executive for such premiums incurred for such twelve (12) consecutive month period; provided further that Executive shall have no right to a continuation of long-term

8

disability or life insurance coverage after the effective date of termination except as provided in the preceding provisions of this section 4.

4.2                                 Each of the continued benefits or reimbursements provided under Section 4.1 of this Schedule shall cease at such time as Executive becomes eligible for substantially similar or improved benefit or benefits from a subsequent employer.

5.                           Consequences of termination for Good Reason where there is no Change of Control

Executive shall be regarded as having terminated his employment with the Company because of Good Reason only if he gives written notice of his termination of employment pursuant to this Section 5 within 6 months following the effective date of the event constituting Good Reason (or, if later, within 6 months after Executive receives notice from the Company of the event constituting Good Reason).  If Executive’s employment terminates pursuant to this Section 5 without there having been a Change of Control, Executive shall be entitled to receive the same compensation and benefits as described in Section 4.1 and 4.2 as if Executive’s employment had been terminated by the Company “Without Cause”.  Section 6 of this Schedule shall govern any termination of the Employment by Executive for Good Reason following a Change of Control.

6.                          Consequences of termination Without Cause or for Good Reason on or within two years of a Change of Control

6.1                     If the Employment is terminated by the Company other than For Cause on or within two years of a Change of Control and other than because of Disability, or if Executive’s employment with Company is terminated by Executive for Good Reason as defined in Section 1.6 upon or within two years following a Change of Control as defined herein, then Executive shall be entitled to receive

(a)                                  the Base Salary up through the effective date of such termination;

(b)                                 any bonus earned by Executive pursuant to clause 3.3 of the Service Agreement for a calendar year already completed but not yet paid; and

(c)                                  any benefits to which Executive is entitled pursuant to the Service Agreement up to the Termination Date.

(d)                                 within 10 days after the Termination Date or within 10 days following receipt by SITEL Corporation of a Compromise Agreement signed by the Executive and his legal advisor (whichever is the later), a lump sum payment equal to the aggregate of

(i)                                     two (2) times the annual Base Salary provided for in clause 2.1 of the Service Agreement (less the value of any notice monies paid or due to Executive pursuant to the Service Agreement); and

(ii)                                  two (2) times the target bonus for the calendar year in which the effective date of termination occurs; and

(iii)                               continuation of long-term disability and life insurance benefits at SITEL Corporation’s expense for a period of twenty-four (24) consecutive months after the Termination Date provided that the long-term disability benefit plan and the life insurance benefit plan, as the case may be,

9

permit Executive’s continued participation; provided that, if either such plan does not permit Executive’s continued participation after the effective date of such termination and under such plan Executive has a right to convert such benefit to an individual insurance contract or such plan provides a portability option to continue coverage as a former employee, then, if Executive timely elects such conversion or portability option subject to the terms of such plan, Company shall reimburse Executive for such premiums incurred for such twenty-four (24) consecutive month period; provided further that Executive shall have no right to a continuation of long-term disability or life insurance coverage after the Termination Date except as provided in the preceding provisions of this Section 6.

6.2                     Each of the continued benefits or reimbursements provided under this Section 6 shall cease at such time as Executive becomes eligible for substantially similar or improved benefit or benefits from a subsequent employer.

7.                          Section 280G of the Internal Revenue Code of 1986

Notwithstanding any provision of this Agreement to the contrary, in the event that:

(a)                                  The aggregate payments or benefits to be made or afforded to the Executive under this Schedule or from SITEL Corporation or the Company in any other manner (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) or any successor thereto; and

(b)                                 If such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount”, as determined in accordance with said Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of Termination Benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Section 4999 of the Code, then the Termination Benefits shall be reduced so that the Termination Benefits are not more than the Non-Triggering Amount. Termination Benefits shall be reduced as provided above, with the allocation of such reduction to be as mutually agreed between the Executive and SITEL Corporation or, in the event the parties cannot agree, in the following order: (1) any lump sum severance based on a multiple of Base Salary or target bonus, (2) other cash amounts payable to the Executive, (3) any benefits valued as parachute payments, and (4) acceleration of the vesting of any equity. The application of said Section 280G, and the allocation of the reduction required by this Paragraph 9, shall be determined by Deloitte & Touche or such other nationally recognized certified public accounting firm as may be designated by the Executive (provided however that if determinations similar to those required under this Section 9 have been previously commenced pursuant to another executive employment agreement with SITEL Corporation in connection with such Change of Control, then the same certified public accounting firm as is already being used for such determinations shall be used for the determinations under this Section 9, so that a single nationally recognized certified public accounting firm is making such determinations for all executives and SITEL Corporation in connection with such Change of Control) (the “Accounting Firm”), that shall provide detailed supporting calculations both to SITEL Corporation and the Executive within 15 business days of the receipt of

10

notice from the Executive that Termination Benefits are to be paid or such earlier time as is requested by SITEL Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder, subject to the same proviso as above (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by SITEL Corporation.   If the Accounting Firm determines that Termination Benefits must be reduced pursuant to this Paragraph 9, it shall furnish the Executive with a written opinion to such effect.

8.                          Accelerated Vesting

Upon a Change of Control, any remaining instalments of any stock options then held by Executive which had not yet become exercisable shall become exercisable on the effective date of such Change of Control (subject to the rules of such schemes as govern those stock options and subject also to the requirements of any tax or government authority, whether in the USA or elsewhere).  Once such options become exercisable, they shall remain exercisable until expiration, cancellation, or termination of such options.    These provisions, instead of the provisions of Section 13(b) of the 1999 Stock Incentive Plan, are intended to apply to such options.  Such options may be exercised during such period only in accordance with the other provisions of the applicable option agreement and the other terms of the 1999 Stock Incentive Plan. In no event may such options be exercised after the Latest Expiration Date specified in such options, respectively.

9.                          Mitigation

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to the Executive under any of the provisions of this Schedule and, save as specified in this agreement,  such amounts shall not be reduced for any income or benefits that the Executive derives from employment or self-employment (or both) from any other source. Except as set forth in this Schedule and the Service Agreement, and without prejudice to the Company’s rights pursuant to clause 3.5 of the Service Agreement SITEL Corporation’s obligation to make the payments provided for in this Schedule and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due SITEL Corporation or its subsidiaries or affiliates pursuant to a judgment against the Executive.

10.                   General Release and Waiver

Executive shall execute a Compromise Agreement and such other release and waiver as SITEL Corporation may require as a condition precedent to SITEL Corporation’s obligations to pay the termination payments specified in this schedule, as the case may be, and the additional gross up payments specified in Section 7, as applicable.

11

EXECUTED as a deed on the day and in the year first written above.

SIGNED by SITEL Europe Limited	)
)
acting by	)
director	)
)
director/secretary	)

SIGNED by Robert Scott Moncrieff	)
)
in the presence of	)
)